                                   EXHIBIT E
        respect to executive officers, includes shares that may be purchased under currently exercisable stock options granted pursuant to the Marine Transport Corporation 1998 Incentive Equity Plan. (Under the terms of that plan, one third of the options granted pursuant thereto on June 29, 1998 are currently exercisable.) With respect to Non-Employee Directors, includes shares that may be purchased under currently exercisable stock options granted pursuant to the Marine Transport Corporation 1998 Stock Option Plan for Non-Employee Directors. (Under the terms of that plan, 100% of the stock options granted pursuant thereto on June 18, 1998 are currently exercisable.)

(2) In its capacity as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Dimensional Fund Advisors, Inc. ("Dimensional") furnishes advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses voting and/or investment power over these shares but disclaims beneficial ownership.

(3) Includes 2,000 shares owned by the Joanne Lauridsen Trust of which Mr. Jones is a trustee; 426,666 shares owned by the Seahawk Investment Trust of which Mr. Jones and his wife are trustees; and 73,334 shares owned by the Seahawk Ranch Irrevocable Trust of which Mr. Jones is a trustee. In her capacity as a trustee of the Seahawk Investment Trust, Mr. Jones' wife Signed Kim Lauridsen-Jones shares voting and investment power with regard to 426,666 shares.

(4) Includes 30,000 shares owned by Aries Hill Corp., a private holding company with an address at 1350 One M&T Plaza, Buffalo, New York 14203, of which Mr. Baird is a director, President and Treasurer (Mr. Baird has shared voting power and shared investment power with regard to these shares); 25,000 shares owned by Mr. Baird; 50,000 shares owned by Mr. Brian D. Baird, Mr. Baird's brother, in his capacity as Successor Trustee under an agreement dated 7/31/22; 70,500 shares owned by The Cameron Baird Foundation, a charitable private foundation with an address at Box 564, Hamburg, New York 14075, whose board consists of members of Mr. Baird's family; and 549,710 shares owned by First Carolina Investors, Inc. ("FCI"), a closed end non-diversified management investment company with an address at 1130 East 3rd Street, Suite 1410, Charlotte, North Carolina 28204, of which Mr. Baird is Chairman and Director (Mr. Baird has shared voting power and shared investment power with regard to these shares). When aggregated with the beneficial interests in FCI common stock of their spouses, children, parents, siblings and various corporations, trusts and other entities associated with the Baird family, the family's cumulative ownership of FCI's outstanding common stock is approximately 55%.

(5) Includes 1,000 shares purchased for Mr. Rich's granddaughter in the name of her mother as custodian.

                              ELECTION OF DIRECTORS

        MTC's Restated Certificate of Incorporation and By-Laws provide that the number of directors constituting the entire Board of Directors of MTC shall be:
(a) not less than five nor more than fifteen, as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors, provided, however, that the number of directors constituting the entire Board of Directors shall be ten until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors; and (b) divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. The Board currently consists of ten (10) members divided into three classes. The directors in each class hold office for staggered terms of three years. The three current Class II directors, Paul B. Gridley, William M. Kearns, Jr. and Michael Klebanoff, whose present terms expire in 2000, are being proposed for reelection at this Annual Meeting for new three year terms expiring in 2003.

        All nominees for Class II are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as proxies have discretionary authority to vote for a substitute nominee named by the Board of Directors, or the Board of Directors may reduce the number of directors to be determined and elected.

        The Board of Directors recommends a vote in favor of the election of the nominees for directors to Class II.

        The following table sets forth certain information regarding the members of and nominees for the Board of Directors:



                                 CLASS AND
                                    YEAR
NAME AND OTHER                    IN WHICH            PRINCIPAL            FIRST BECAME
INFORMATION              AGE    TERM EXPIRES          OCCUPATION            A DIRECTOR
--------------           ---   --------------  ------------------------    ------------
                NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING

Paul B. Gridley........  47       Class II     Consultant to Marine          06/15/98
                                   (2000)      Transport Corporation
William M. Kearns,                Class II     Vice Chairman, Keefe          06/15/98
  Jr...................  64        (2000)      Managers, Inc. and
                                               President, W.M. Kearns &
                                               Co., Inc., a private
                                               investment company
Michael Klebanoff......  79       Class II     Private Investor And         01/29/69*
                                   (2000)      Director of OMI
                                               Corporation
                         DIRECTORS WHOSE TERMS CONTINUE
Elaine L. Chao.........  47      Class III     Distinguished Fellow,         06/15/98
                                   (2001)      The Heritage Foundation
                                               And Chairman of its Asia
                                               Advisory Council
Richard T. du Moulin...  53      Class III     Chairman of the Board,        06/15/98
                                   (2001)      President and Chief
                                               Executive Officer,
                                               Marine Transport
                                               Corporation
Jerome Shelby..........  70      Class III     Of Counsel, Cadwalader,       06/15/98
                                   (2001)      Wickersham & Taft
Brent D. Baird.........  61       Class I      Private Investor              05/04/99
                                   (2002)
Jonathan Blank.........  56       Class I      Partner, Preston Gates        06/15/98
                                   (2002)      Ellis & Rouvelas Meeds

                                 CLASS AND
                                    YEAR
NAME AND OTHER                    IN WHICH            PRINCIPAL            FIRST BECAME
INFORMATION              AGE    TERM EXPIRES          OCCUPATION            A DIRECTOR
--------------           ---   --------------  ------------------------    ------------
Mark L. Filanowski.....  45       Class I      Senior Vice President,        06/15/98
                                   (2002)      Treasurer and Chief
                                               Financial Officer,
                                               Marine Transport
                                               Corporation
Stanley B. Rich........  76       Class I      Independent Accountant        06/15/98
                                   (2002)


----------

* Mr. Klebanoff was a director of OMI Corp. prior to the Acquisition and related transactions. (See "Certain Background Information")

                 ADDITIONAL INFORMATION CONCERNING THE BOARD OF
                DIRECTORS AND NOMINEES TO THE BOARD OF DIRECTORS

        During 1999, there were six Board of Directors meetings of the Company. No incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings: (1) of the Board of Directors (held during the period for which he or she has been a director); and (2) held by all committees of the board on which he or she served (during the periods that he or she served).

        The Audit Committee, which consists of Messrs. Rich and Blank, and since July 13, 1999, Mr. Gridley, recommends to the Board the auditors to be appointed for the Company, reviews the results of each year's audit, evaluates any recommendations the auditors may propose concerning the Company's internal controls and procedures and oversees the responses made to any such recommendations.

        The Compensation Committee, which consists of Messrs. Kearns, Shelby and Rich, reviews and determines the compensation of the Company's executives.

        The Nominating Committee, which consists of Messrs. Baird, Chao and Klebanoff, was created to advise to the Board of Directors with regard to nominations to the Company's Board of Directors. The Nominating Committee recommends to the Board of Directors the individuals to be nominated for election as directors at the annual meeting of stockholders and has the authority to recommend the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board of Directors. The Nominating Committee also considers nominations made in accordance with the procedure in the following paragraph.

        The Company's By-Laws provide that nominations for the election of directors may be made in writing by any stockholder entitled to vote for the election of directors, such writing to be delivered or mailed to the executive offices of the Company, 1200 Harbor Boulevard, Weehawken, New Jersey 07087-0901, not less than ten days nor more than 60 days prior to the meeting, except that if less than 21 days notice of the meeting is given, such written notice shall be delivered or mailed not later than the close of business on the seventh day following the day on which notice of the meeting was mailed. Each notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and, if known, residence address of such person; (ii) the principal occupation or employment of such person; and (iii) the number of shares of the Company that are beneficially owned by such person. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination will be disregarded.

        In 1999: (a) the Audit Committee met three times for the purpose of reviewing audit procedures and inquiring into financial, legal, and other matters; (b) the Compensation Committee met two times for the purpose of reviewing overall compensation and employee benefit practices and programs; and
(c) the Nominating Committee held no meetings.

                            THE NOMINEES TO CLASS II

        MR. GRIDLEY is a consultant to the Company. Mr. Gridley was the President and Vice Chairman of MTL from November 1989 until June 18, 1998. Prior to that time, Mr. Gridley was employed as a Senior Vice President of Shearson Lehman Hutton, Inc. in the Investment Banking Division where he was responsible for ship financing.

        MR. KEARNS formed W.M. Kearns & Co., Inc., a private investment company, where he has served as President since July 1994. From 1969 to June 1994, Mr. Kearns was a Managing Director of Lehman Brothers and its predecessor firms. Mr. Kearns served as an advisor to MTL's board of directors from 1993 until 1998 and from 1989 to 1993 was a member of MTL's Board of Directors. Mr. Kearns is: (a) a director of Selective Insurance Group, Inc., Malibu Entertainment Worldwide, Inc., Greenfield Capital Partners, and Transistor Devices, Inc.; (b) a trustee of EQ Advisors Trust (The Equitable Life Assurance Society of the United States); and (c) an advisory director of Proudfoot Consulting, PLC. He has been the Vice Chairman of Keefe Managers, Inc. since December of 1998.

        MR. KLEBANOFF is a private investor who founded the predecessor of the Company. From 1983 to 1995, Mr. Klebanoff was Chairman of the Board of the Company, and from 1969 to 1983 he was President of the Company. He is a currently a member of the board of directors of OMI CORPORATION.

                             THE MEMBERS OF CLASS I

        MR. BAIRD is a private investor and a member of the boards of directors of M&T Bank Corporation, First Carolina Investors, Inc., Allied Healthcare Products, Inc., Ecology & Environment, Inc., Exolon -- ESK, Inc., Todd Shipyards Corporation, and Merchants Group, Inc. Mr. Baird was a major shareholder of Marine Transport Lines, Inc. ("MTL"), currently a subsidiary of the Company, and served on MTL's board of directors from 1986 until 1989 when MTL was a public company.

        MR. BLANK has experience in maritime issues, especially those affecting U.S. flag vessels, and has been a partner with Preston Gates Ellis & Rouvelas Meeds since prior to 1995 and is currently the Managing Partner of that firm.

        MR. FILANOWSKI has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since June, 1998. Prior thereto, he was Senior Vice President of MTL since November 1989 serving as MTL's head of operations and ship management since 1994 and as chief financial officer from 1989 to 1994. From 1984 to 1988, Mr. Filanowski served as Vice President and Controller of Armtek Corporation, and from 1976 to 1984 he served as Audit and Tax Manager for Ernst & Young. Mr. Filanowski is a director of Shoreline Mutual (Bermuda), Ltd., a mutual insurance company that provides guarantees to the U.S. Coast Guard on behalf of the insurance company's members (including the

Company) to enable them to be issued Certificates of Financial Responsibility under the Oil Pollution Act of 1990.

        MR. RICH has been a practicing accountant for over 50 years and served as an advisor to MTL's board of directors from 1993 until 1998 and from 1989 to 1993 was a member of MTL's Board of Directors. Mr. Rich is a retired director of Fleet Bank.

                            THE MEMBERS OF CLASS III

        MS. CHAO has been a Distinguished Fellow at The Heritage Foundation since August 1996 where she is also chairman of its Asia Advisory Council. From 1992 to 1996, Ms. Chao was president and chief executive officer of United Way of America. Prior to joining United Way of America, she was director of the Peace Corps and prior thereto was deputy secretary of the U.S. Department of Transportation. In 1988 and 1989, Ms. Chao was the chairman of the Federal Maritime Commission. From 1986 to 1988, she served as deputy administrator of the Maritime Administration. She has also served as a vice president of BankAmerica Capital Markets Group. Ms. Chao is a director of Northwest Airlines, Clorox, Columbia/HCA, C.R. Bard, Inc. and Raymond James Financial.

        MR. DU MOULIN has been Chairman, Chief Executive Officer and President of the Company since June 1998. Prior thereto he was Chairman and Chief Executive Officer of MTL since November 1989. Prior to joining MTL, Mr. du Moulin was employed at the Company, where he held the position of Chief Operating Officer and was a member of the Board of Directors. Mr. du Moulin served three years as a U.S. Navy officer and thereafter continued to serve on the Fales Advisory Committee to the Superintendent of the U.S. Naval Academy. He is presently Chairman of the International Association of Independent Tanker Owners (INTERTANKO), Chairman of the North American Regional Council for the American Bureau of Shipping and is on the Board of Seamen's Church Institute of New York and New Jersey.

        MR. SHELBY has been of counsel to the law firm of Cadwalader, Wickersham & Taft since 1993, where Mr. Shelby was a partner from 1963 through 1992. Cadwalader, Wickersham & Taft has acted as counsel to the Company and, from time to time since 1958, provided legal services to MTL. Mr. Shelby served as an advisor to MTL's board of directors from 1993 until 1998 and from 1989 to 1993 was a member of MTL's Board of Directors. He is also a director of Astro Tankers Limited, an oil tanker owner, and is a director and executive vice president of Energy Transportation Group, Inc., a shipping and energy company, and is on the board of Seamen's Church Institute of New York and New Jersey.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

        Paul B. Gridley, a member of Class II of the Company's Board of Directors, is party to a consulting agreement with the Company pursuant to which, for two years commencing on or about June 18, 1998, he will perform consulting services for the Company for $189,000 per year.

        Jonathan Blank, a member of Class I of the Company's Board of Directors, is also a member of the law firm of Preston Gates Ellis & Rouvelas Meeds LLP ("Preston Gates"). The Company retained Preston Gates during its last fiscal year and proposes to retain Preston Gates during the current fiscal year.

        Jerome Shelby, a member of Class III of the Company's Board of Directors, is also of counsel to Cadwalader, Wickersham & Taft ("Cadwalader"). The Company retained Cadwalader during its last fiscal year and proposes to retain Cadwalader during the current fiscal year.

COMPENSATION OF DIRECTORS

        Directors who are also officers or employees of the Company do not receive any fees or remuneration for services on the Board of Directors or of any Committee thereof. Commencing on or about June 18, 1998, each member of the board of directors of the Company who is not an employee of the Company became entitled to an annual retainer of $15,000 and a fee of $1,500 per board (or committee) meeting attended. Effective March 3, 2000, the annual retainer for each member of the board of directors of the Company who is not an employee of the Company was increased to $20,000.

        Non-employee directors also participate in the Marine Transport Corporation 1998 Stock Option Plan for Non-Employee Directors. Under that plan, each Non-Employee director was automatically granted an option to acquire 7,500 shares of the Company's common stock upon becoming a director. On May 4, 1999, each Non-Employee Director was granted an option to acquire an additional 7,500 shares of the Company's common stock.

EXECUTIVE COMPENSATION

        The Summary Compensation Table shows the compensation for each of the Company's Chief Executive Officer and three other Executive Officers of the Company for the period since the Acquisition, including that approximately one half year period in 1998 when the management of the Company consisted of certain individuals who managed Marine Transport Lines, Inc. prior to the Acquisition (the "named executive officers") (see "Certain Background Information.")

                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL COMPENSATION
                                             ------------------------------------------------------------------
                                                                                                      OTHER
                                                                                                      ANNUAL
NAME AND                                                                                           COMPENSATION
PRINCIPAL POSITION                           YEAR           SALARY($)          BONUS($)                ($)
------------------                           ----         ------------        ----------           ------------
Richard T. du Moulin ..............          1999             351,936           30,000                   0
  President and Chief Executive              1998(3)          157,716           30,000(4)                0
  Officer
Mark L. Filanowski ................          1999             231,768           20,000                   0
  Senior Vice President, Chief               1998(3)          120,288           20,000(4)                0
  Financial Officer and Treasurer
Peter N. Popov ....................          1999             180,264                0                   0
  Vice President, Secretary and              1998(3)           93,561           10,000(4)                0
  General Counsel
Jeffrey Miller ....................          1999             150,000                0                   0
  Vice President, Chartering                 1998(3)           72,173           20,000(4)                0

                                                    LONG TERM
                                               COMPENSATION AWARDS
                                             ------------------------
                                             RESTRICTED    SECURITIES
                                               STOCK       UNDERLYING          ALL OTHER
NAME AND                                       AWARDS       OPTIONS/          COMPENSATION
PRINCIPAL POSITION                             ($)(1)      SARS(#)(2)              ($)
------------------                           ----------    ----------         ------------
Richard T. du Moulin ..............               0           30,000
  President and Chief Executive                   0           25,000                0
  Officer
Mark L. Filanowski ................               0           20,000                0
  Senior Vice President, Chief                    0           25,000
  Financial Officer and Treasurer
Peter N. Popov ....................               0           10,000                0
  Vice President, Secretary and                   0           18,750
  General Counsel
Jeffrey Miller ....................               0           10,000
  Vice President, Chartering                      0           18,750                0

----------

(1) Messrs. du Moulin, Filanowski, Popov and Miller had no restricted stock holdings in or prior to 1999.

(2) Options granted under the Marine Transport Corporation 1998 Equity Incentive Plan to the named executive officers. Marine Transport Corporation did not grant any stock appreciation rights in calendar year 1999.

(3) Includes only those amounts paid to Messrs. du Moulin, Filanowski, Popov and Miller in their capacity as executive officers of Marine Transport Corporation between June 18, 1998 and December 31, 1998. Prior to that period, Messrs. du Moulin, Filanowski, Popov and Miller were officers of Marine Transport Lines, Inc.

(4) Does not include bonus amounts paid by MTL to Messrs. du Moulin, Filanowski, Popov and Miller in 1998 after the Acquisition for services rendered to MTL prior to the Acquisition.

EMPLOYMENT AGREEMENTS

        The Company has employment agreements with Messrs. du Moulin, Filanowski, Popov and Miller. Pursuant to the employment agreements, Messrs. du Moulin, Filanowski, Popov and Miller receive base salaries prescribed therein and are eligible for discretionary incentive bonuses approved by the compensation committee of the Company's Board of Directors.

        The agreements with each executive are for one-year terms commencing on June 18, 1998 and may be renewed for consecutive one year periods. If the agreements with Messrs. du Moulin and Filanowski are not renewed at the end of any term thereof or if the Company terminates either Executive without cause, the Company will be required to pay each such Executive an amount equal to 150% of the base salary then in effect for such affected Executive. The agreement with Mr. Popov provides that if such agreement is not renewed at the end of any term thereof or if the Company terminates Mr. Popov without cause, the Company will be required to pay Mr. Popov an amount equal to the base salary in effect for Mr. Popov. The agreement with Mr. Miller provides that if such agreement is not renewed at the end of any term thereof or if the Company terminates Mr. Miller without cause, the Company will be required to pay Mr. Miller an amount equal to one-half of the base salary then in effect for Mr. Miller. Under the employment agreements, each Executive will be paid, subject to the limitations of Section 280G of the Code, 300% of compensation then in effect upon the occurrence of a change of control of the Company resulting from a hostile takeover.

        Paul B. Gridley, a member of Class II of the Company's Board of Directors, is party to a consulting agreement with the Company pursuant to which, for two years commencing on or about June 18, 1998, he will perform consulting services for the Company for $189,000 per year.

        The following table shows information concerning stock options granted to the named executive officers during calendar year 1999 pursuant to the Marine Transport Corporation 1998 Incentive Equity Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
                                  -----------------------------------------                           ANNUAL RATES OF
                                  NUMBER OF      % OF TOTAL                                             STOCK PRICE
                                  SECURITIES      OPTIONS                                               APPRECIATION
                                  UNDERLYING     GRANTED TO     EXERCISE OR                           FOR OPTION TERM(2)
                                   OPTIONS       EMPLOYEES      BASE PRICE       EXPIRATION       -------------------------
EXECUTIVE OFFICER                 GRANTED(1)   IN FISCAL YEAR   (PER SHARE)         DATE             5%($)         10%($)
-----------------                 ----------   --------------   -----------      ----------       ---------      ----------
                                                        --           --               --             --              --
                                                        --           --               --             --              --
                                                        --           --               --             --              --
Richard T. du Moulin .........      30,000              29%        $3.18            5/03/09       60,138.05      152,401.62
Mark L. Filanowski ...........      20,000              19%        $3.18            5/03/09       40,092.03      101,601.08
Peter N. Popov ...............      10,000             9.5%        $3.18            5/03/09       20,046.02       50,800.54
Jeffrey Miller ...............      10,000             9.5%        $3.18            5/03/09       20,046.02       50,800.54


----------

(1) Options for the named executive officer were granted as of May 3, 1999. One-third of the options will become exercisable on May 3, 2000 and the remaining options will become exercisable in one-third increments on May 3, 2001 and May 3, 2002, subject to the terms of the options.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions.

        The following table shows the exercise of stock options or tandem SARs during fiscal year 1999 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                              NUMBER                     NUMBER OF UNEXERCISED             IN-THE-MONEY
                           OF SECURITIES                OPTIONS/SARS AT FISCAL             OPTIONS/SARS
                            UNDERLYING      VALUE           YEAR END(#)(1)           AT FISCAL YEAR END($)(2)
                           OPTIONS/SARS    REALIZED   ---------------------------   ---------------------------
NAME                       EXERCISED(#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -------------   --------   -----------   -------------   -----------   -------------
Richard T. du Moulin.....        0            0          8,332         46,668                0                0
Mark L. Filanowski.......        0            0          8,332         36,668       $   666.48    $    1,333.30
Peter N. Popov...........        0            0          6,249         22,501       $   749.88    $    1,500.12
Jeffrey Miller...........        0            0          6,249         22,501       $   749.88    $    1,500.12


----------

(1) Under the Marine Transport Corporation 1998 Incentive Equity Plan, options vest over a period of three years (unless there is a change of control, in which case the options vest immediately) are granted at an exercise price of not less than 100% of the fair market value of the stock subject to the option on the date of the grant of the option and are exercisable over a period of not more than ten years from the date of grant.

(2) Based on the closing price of the Company's common stock on NASDAQ on December 31, 1999 of $2.62.

                     REPORT ON SENIOR EXECUTIVE COMPENSATION
                BY THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

        The Compensation Committee of the Company's Board of Directors (the "Committee") has furnished the following report on compensation with respect to executive officers defined under the rules of the Securities and Exchange Commission.

        The Committee is comprised of non-employee directors of the Company listed in this report. The Committee is responsible for developing and recommending the Company's executive compensation principles, policies, and programs to the Board of Directors. In addition, the Committee recommends to the Board of Directors, on an annual basis, the compensation to be paid to the Chief Executive Officer (the "CEO") and, with advice from the CEO, to each of the other executive officers of the Company, including the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executives").

        In 1999, the Committee retained an outside compensation consultant who reviewed the scope of the Company's compensation structure and made suggestions for revisions to accomplish the Committee's objectives.

COMPENSATION PHILOSOPHY

        The Company's compensation programs are meant to support and reinforce its long-term business strategy and link pay to shareholder value. The current programs provide executive officers and other key employees with the opportunity to earn market competitive salaries and incentive compensation related to performance considered to be acceptable to the Board. The objectives of the Company's executive compensation program, as developed by the Committee, are to:

        - Align compensation program design with the goals and key performance measures and expectations of the Company and each business unit.

        - Attract and retain high-quality executives with experience in the Company's marine transportation markets.

        - Reward executives for superior performance measured by corporate and business unit financial results, strategic achievements and individual contributions.

        - Align executives' interests with the long-term interests of shareholders by enabling significant Company stock ownership.

        The Company achieves these goals through a compensation strategy of competitive salaries, annual cash bonuses and the grant of stock options and other stock-based incentives.

        The marine shipping industry is extremely competitive and cyclical. Attraction and development of experienced executives in this narrow industry is challenging. The best use of the Company's assets and interests cannot be realized without the conception, development and execution of creative ideas which fully utilize worthwhile opportunities as they arise. The Company's current compensation plan allows the Compensation Committee to judge and reward executive achievement which meets these criteria.

INTERNAL REVENUE CODE SECTION 162(m) POLICY

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), precludes tax deductions for compensation paid in excess of $1 million to the Named Executives unless certain conditions are met. Based on current pay levels and the design of existing compensation plans, the Committee believes that any lost tax deductions, if any, for such compensation will not be material as a result of this Code section. Therefore, it is the Committee's intent to take no action with respect to conforming with Section 162(m) conditions that permit tax deductions.

BASE SALARIES

        The Committee seeks to set base salaries for the Company's executive officers at levels that are competitive with those for executives with comparable roles and responsibilities, including revenue size, within the marine shipping industry. Individual executive officer salaries are reviewed annually by the Committee, which may approve increases from time to time based on individual and company performance, as well as general increases in pay levels for executives within the marine shipping industry.

        Base salary increases were granted on or about June 18, 1998 to the Named Executives and the base salary of Richard T. du Moulin was further increased to $400,000 effective July 1, 1999.

ANNUAL INCENTIVE COMPENSATION

        The Committee administers an annual cash incentive program for executive officers, as well as other management employees. Executive officers are either corporate executives or executives responsible for a significant business segment.

        Each year the Committee recommends to the Company's Board of Directors an individual cash bonus. The amount of the cash bonus reflects the Committee's consideration of such factors as earnings per share, cash flow, strategic decisions that position the Company for long-term success and individual employee contributions. Awards for selected business unit executives also vary based on business unit financial performance.

EQUITY INCENTIVE PLAN

        The 1998 Equity Incentive Plan authorizes the Committee to award stock options (both non-qualified and incentive options), stock appreciation rights, a stock bonus and restricted stock to key executives.

        Stock option and restricted stock grants are designed to align the long-term interests of the Company's executives with those of its shareholders by directly linking executive pay to shareholder return. During 1999, non-qualified options were granted pursuant to the 1998 Equity Incentive Plan at not less than fair market value on the date of grant. Both the size of such grants and the proportion relative to the total number of option shares granted are a function of the recipient's level of responsibility within the Company, stock option (and/or long-term incentive) grants provided to comparable executives within other marine shipping companies and the judgment of the Committee. There were no grants of restricted stock in 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

        The principles guiding compensation for the CEO are the same as those set forth for other executive officers. Due to the Company's restructuring arising from the Acquisition, Mr. du Moulin's overall compensation was under review in 1999 in conjunction with the study by the appointed compensation consultant. In 1998, Mr. du Moulin received a standard cost of living adjustment which increased his salary from $295,000 to $303,850 and in 1999, his salary was increased to $400,000. Consistent with the policy of aligning executive pay opportunity with shareholder interests, Mr. du Moulin was granted, in 1999, the option to purchase 30,000 shares of the Company's common stock for $3.18 per share pursuant to the 1998 Equity Incentive Plan.

                             COMPENSATION COMMITTEE

                             William M. Kearns, Jr.
                             Stanley Rich
                             Jerome Shelby

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and holders of more than 10% of the Company's common stock (collectively, "reporting persons") to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and NASDAQ. Based upon a review of the copies of such reports furnished to the Company and written representations from the reporting persons other than executive officers and directors of the Company that no reports on Form 5 were required to be filed, the Company believes that all reports by such reporting persons were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of Messrs. Kearns, Rich and Shelby, all of whom are directors of the Company and none of whom are or were officers of the Company or any of its subsidiaries. During 1999, Jerome Shelby was of Counsel to the law firm of Cadwalader Wickersham & Taft and a member of the Compensation Committee. In 1999, the Company retained Cadwalader Wickersham & Taft to provide legal services.

        Set forth below is a graph comparing the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the five-year period ended December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                      AMONG MARINE TRANSPORT CORPORATION,**
                      THE DOW JONES EQUITY MARKET INDEX AND
                    THE DOW JONES MARINE TRANSPORTATION INDEX


[MARINE TRANSPORT PERFORMANCE GRAPH]


                             MARINE TRANSPORT                                        DOW JONES MARINE
                               CORPORATION            DOW JONES EQUITY MARKET         TRANSPORTATION
                             ----------------         -----------------------        ----------------
12/94                             100.00                      100.00                      100.00
12/95                              98.00                      138.00                      114.00
12/96                             132.00                      169.00                      139.00
12/97                             139.00                      169.00                      168.00
6/18/98                             9.00                      259.00                      130.00
12/98                               3.00                      292.00                      103.00
12/99                               4.00                      351.00                      128.00


* THE TOTAL RETURN ON THE COMPANY'S COMMON STOCK AND EACH INDEX ASSUMES THE VALUE OF EACH INVESTMENT WAS $100 ON DECEMBER 31, 1994, AND THAT ALL DIVIDENDS WERE REINVESTED.

** ON OR ABOUT JUNE 18, 1998, OMI CORP. CHANGED ITS NAME TO MARINE TRANSPORT CORPORATION AND BEGAN TO TRADE ON NASDAQ UNDER THE SYMBOL MTLX. PRIOR TO THAT DATE, OMI CORP. TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL OMM. AS A RESULT OF CERTAIN TRANSACTIONS WHICH OCCURRED CONTEMPORANEOUSLY WITH THE CHANGE OF THE NAME OF OMI CORP. TO MARINE TRANSPORT CORPORATION, THE SHAREHOLDERS OF OMI CORP.: (a) RECEIVED ONE SHARE OF STOCK IN A NEWLY CREATED MARSHALL ISLANDS CORPORATION NAMED OMI CORPORATION FOR EACH SHARE OF STOCK OF OMI CORP.; AND (b) CONTINUED TO OWN THEIR STOCK IN OMI CORP. WHICH, CONTEMPORANEOUSLY WITH THE CHANGE OF ITS NAME TO MARINE TRANSPORT CORPORATION, WAS SUBJECT TO A ONE FOR TEN REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLIT"). IN ASSESSING THE PERFORMANCE OF THE COMMON STOCK OF MARINE TRANSPORT CORPORATION AS SET FORTH ABOVE, IT SHOULD BE NOTED THAT THE: (a) CHART CHRONICLES THE PERFORMANCE OF OMI CORP. FOR THE PERIOD FROM DECEMBER 31, 1994 UNTIL JUNE 18, 1998, DURING WHICH IT OPERATED BOTH ITS DOMESTIC AND INTERNATIONAL BUSINESSES (SEE "CERTAIN BACKGROUND INFORMATION CONCERNING MARINE TRANSPORT CORPORATION, ITS DIRECTORS AND ITS EXECUTIVE OFFICERS"); AND (b) PERFORMANCE OF THE STOCK OF MARINE TRANSPORT CORPORATION SINCE JUNE 18, 1998, REFLECTS THE REVERSE STOCK SPLIT.

*** THE DATE UPON WHICH THE ONE FOR TEN REVERSE STOCK SPLIT OF THE COMPANY'S STOCK BECAME EFFECTIVE.